Exhibit 10.1

NATIONAL HOLDINGS CORPORATION

SECURITIES PURCHASE AGREEMENT

DATED AS OF

March 30, 2012

with respect to

SALE OF

CONVERTIBLE NOTE, SERIES E PREFERRED STOCK AND COMMON STOCK PURCHASE WARRANTS

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2012, is entered into by and among National Holdings Corporation, a Delaware corporation (the “Company”) and the entity listed on Exhibit A hereto under the heading “Purchaser” (“Purchaser”).

WHEREAS, Purchaser wishes to purchase from the Company, and the Company wishes to sell and issue to Purchaser, upon the terms and conditions stated in this Agreement and the Convertible Notes (defined below), two 6% convertible subordinated promissory notes in substantially the form attached hereto as Exhibits B-1 and B-2 having aggregate principal amounts of $3,300,000 and $700,000, respectively (the “$3,300,000 Convertible Note” and the “$700,000 Convertible Note” and collectively the “Convertible Notes”), which Convertible Notes shall be convertible into (a) Shares of Series E Preferred Stock convertible into Common Stock and (b) warrants substantially in the forms attached hereto as Exhibit C , exercisable for  6,600,000 and 1,400,000 shares of Common Stock, respectively (the “6,600,000 Warrant” and the “1,400,000 Warrant” and, collectively, the “First Warrants”), at an exercise price of $0.50 per share (subject to adjustment) “First Warrant Shares”), in each case, in amounts contemplated by the Convertible Notes at the applicable Conversion Price (as defined in the Convertible Note) ((a) and (b) together, the “Conversion Units”);

WHEREAS, Purchaser wishes to purchase from the Company, and the Company wishes to sell and issue to Purchaser, upon the terms and conditions stated in this Agreement, (i) an aggregate of up to 120,000 shares (each, a “Share” and together, the “Shares”) of a newly created class of Series E Preferred Stock (the “Series E Preferred Stock”) convertible into shares of the Company’s common stock, $0.02 par value per share (the “Common Stock”), at a purchase price of $50.00 per Share and (ii) a warrant substantially in the form attached hereto as Exhibit D (the “Second Warrant”, and together with the First Warrants, the “Warrants”) to purchase an aggregate of up to 12,000,000 shares of Common Stock (subject to adjustment) (the Second Warrant Shares, and together with the First Warrant Shares, the “Warrant Shares”), at an exercise price of $0.50 per share (subject to adjustment), upon the terms and conditions set forth in this Agreement ((a) and (b) together, the “Equity Units”);  and

WHEREAS, the Shares, the Warrants, the Warrant Shares and the Conversion Units issued pursuant to this Agreement are collectively referred to herein as the “Units.”

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Authorization; Issuance of Convertible Note; Sale of Units.

1.1           Authorization.  The Company has, or before each Debt Closing and the Equity Closing (as defined in Sections 2.3 and 2.4, respectively) will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement, of the Units.

1.2           Issuance of Convertible Notes.  Subject to the terms and conditions of this Agreement, at the First Debt Closing, the Company will sell and Purchaser will purchase the $3,300,000 Convertible Note having an aggregate principal amount of $3,300,000.  Subject to the terms and conditions of this Agreement, at the Second Debt Closing, the Company will sell and Purchaser will purchase the $700,000 Convertible Note having an aggregate principal amount of $700,000.

1.3           Sale of Units.  Subject to the terms and conditions of this Agreement, at the Equity Closing, the Company will sell and Purchaser will purchase the Equity Units in the denominations set forth on Exhibit A attached hereto.  The rights, designations and privileges of the Series E Preferred Stock are forth in the certificate of designations (“Series E Certificate of Designations”), in substantially the form as attached hereto as Exhibit E.  The form of the Warrants are attached hereto as Exhibit C and Exhibit D.

1.4           Use of Proceeds.  In accordance with the directions of the board of directors of the Company (the “Board”), as it shall be constituted in accordance with this Agreement on and as of the First Debt Closing Date (as defined below), the Company will use a portion of the proceeds from the sale of the $3,300,000 Convertible Note for satisfaction of outstanding indebtedness held by affiliates of St. Cloud Partners, L.P. (“St. Cloud”) evidenced by the 10% senior subordinated convertible promissory note in the principal amount of $3,000,000 (the “March St. Cloud Note”) issued pursuant to that certain Securities Purchase Agreement, dated as of March 31, 2008, by and between the Company and St. Cloud (the “March St. Cloud SPA”), and, at the option of Purchaser or the Board, a portion of the proceeds from the sale of the Equity Units for satisfaction of outstanding indebtedness held by affiliates of St. Cloud evidenced by the 10% senior subordinated convertible promissory note in the principal amount of $3,000,000 (the “June St. Cloud Note”) issued pursuant to that certain Securities Purchase Agreement, dated as of June 30, 2008, by and between the Company and St. Cloud (the “June St. Cloud SPA”), and any remaining proceeds for general corporate purposes.

2.                      Purchase Price; Closing.

2.1           Payment of the Debt Purchase Price.  The aggregate purchase price to be paid by Purchaser to the Company to acquire the $3,300,000 Convertible Note will be $3,300,000 (the “First Debt Purchase Price”).  The aggregate purchase price to be paid by Purchaser to the Company to acquire the $700,000 Convertible Note will be $700,000 (the “Second Debt Purchase Price”).

2.2           Payment of the Equity Purchase Price.  The aggregate purchase price to be paid by Purchaser to the Company to acquire the Equity Units will be $6,000,000 (the “Equity Purchase Price”).

2.3           Debt Closings.  Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Convertible Notes under this Agreement (the “First Debt Closing” and the “Second Debt Closing”, respectively, and each a “Debt Closing”) will take place at the offices of Weil, Gotshal and Manges LLP, 100 Federal St., 34th Floor, Boston, Massachusetts 02110 (or remotely via the exchange of documents and signatures) (i) with respect to the $3,300,000 Convertible Note, on the later to occur of:  (A) March 30, 2012, or (ii) the third business day after the satisfaction or waiver by the applicable party hereto for whose benefit such condition exists of the conditions set forth in Section 5 and Section 6 (excluding conditions that, by their terms, cannot be satisfied until the First Debt Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the First Debt Closing by the applicable party hereto for whose benefit such conditions exist), or such other date as agreed in writing by the parties hereto (the “First Debt Closing Date”) and  (ii) with respect to the $700,000 Convertible Note, on the later to occur of:  (A) April 6, 2012, or (ii) the third business day after the satisfaction or waiver by the applicable party hereto for whose benefit such condition exists of the conditions set forth in Section 5 and Section 6 (excluding conditions that, by their terms, cannot be satisfied until the Second Debt Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Second Debt Closing by the applicable party hereto for whose benefit such conditions exist), or such other date as agreed in writing by the parties hereto (the “Second Debt Closing Date” and together with the First Debt Closing Date, each a “Debt Closing Date”).  At the First Debt Closing:

(a)           the Company shall deliver to Purchaser, the $3,300,000 Convertible Note duly executed by the Company; and

(b)           the Company shall deliver to Purchaser the registration rights agreement substantially in the form attached hereto as Exhibit F duly executed by the Company; and

(c)           Purchaser shall pay directly to the Company, by wire transfer of immediately available funds, the First Debt Purchase Price for the $3,300,000 Convertible Note being purchased by Purchaser.

At the Second Debt Closing:

(x)  the Company shall deliver to Purchaser, the $700,000 Convertible Note duly executed by the Company; and

(y) Purchaser shall pay directly to the Company, by wire transfer of immediately available funds, the Second Debt Purchase Price for the $700,000 Convertible Note being purchased by Purchaser; and

(z)  the Company shall deliver to Purchaser, evidence reasonably satisfactory to Purchaser, in its sole discretion, effecting the dissolution of the OPN Joint Venture (as defined below).

2.4           Equity Closing Date.  Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Equity Units under this Agreement (the “Equity Closing”) will take place at the offices of Weil, Gotshal and Manges LLP, 100 Federal St., 34th Floor, Boston, Massachusetts 02110 (or remotely via the exchange of documents and signatures) on the third business day after the satisfaction or waiver by the applicable party hereto for whose benefit such condition exists of the conditions set forth in Section 7 and Section 8 (excluding conditions that, by their terms, cannot be satisfied until the Equity Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Equity Closing by the applicable party hereto for whose benefit such conditions exist) or such other date as agreed in writing by the parties hereto (the “Equity Closing Date”).  At the Equity Closing, Purchaser shall pay directly to the Company, by wire transfer of immediately available funds, the Equity Purchase Price for the Equity Units being purchased by Purchaser.

For the avoidance of doubt, nothing contained in Section 2.3 or this Section 2.4 shall in any way limit the rights of the Purchaser to convert the Convertible Notes at any time following the applicable Debt Closing Date in accordance with the terms of such Convertible Note.

3.                      Representations of the Company. To induce Purchaser to enter into this Agreement and to purchase the Units, the Company hereby warrants, represents and covenants to Purchaser as set forth below in this Section 3.  Except as set forth in the SEC Documents (as defined below) filed by the Company with the Securities and Exchange Commission (the “SEC”) from the date that is two (2) years prior to the date hereof or in the Disclosure Schedule attached hereto as Exhibit G, the Company represents and warrants to Purchaser that as of the applicable Debt Closing Date and as of the Equity Closing Date, as applicable:

3.1           Due Organization and Qualification.  Each of the Company and its Subsidiaries (which for purposes of this Agreement is defined as the subsidiaries of the Company listed on Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011) is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects (to the extent disclosed in the SEC Documents) of the Company or any Subsidiary, either individually or taken as a whole, (ii) the transactions contemplated hereby or by the Convertible Notes or (iii) the authority or ability of the Company to perform any of its obligations hereunder or under the Convertible Note.  Other than the Subsidiaries, the Company owns no interest, directly or indirectly, in any corporation, partnership, joint venture (other than the OPN Joint Venture as defined herein), limited liability company or other entity.  The Company has furnished to the Purchaser true, correct and complete copies of the Company’s articles of incorporation and bylaws as amended through the date of this Agreement.

3.2           Power and Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Convertible Notes and the Units and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Company.  This Agreement has been duly executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect generally affecting the enforcement of creditors’ rights, specific performance, injunctive or other equitable remedies.  No other corporate proceedings are necessary for the execution, issuance and delivery by the Company of this Agreement and the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

3.3           Valid Issuance.  The Convertible Note, the Series E Preferred Stock, the Warrants, the shares of Common Stock issuable upon conversion of the Series E Preferred Stock (“Conversion Shares”) and the Warrant Shares have been duly and validly authorized.  When issued, the Series E Preferred Stock will be validly issued, fully paid and non-assessable, and will be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth herein or imposed by applicable securities laws and except for those created by Purchaser.  Upon due conversion of the Series E Preferred Stock, the Conversion Shares will be validly issued, fully paid and non-assessable, and will be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth herein or imposed by applicable securities laws and except for permitted encumbrances that may be created by Purchaser.  Upon the due exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable, and will be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth herein or imposed by applicable securities laws and except for permitted encumbrances that may be created by Purchaser.

3.4           Brokers. Neither the Company nor any of Company’s officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement and no fee is or will be due and owing to any broker or finder in connection with the transactions contemplated by this Agreement.

3.5           Private Placement. Assuming the accuracy of the Purchaser representations and warranties set forth in Section 4 hereof, no registration under the Securities Act of 1933, as amended (“Securities Act”) is required for the offer and sale of the Units by the Company.

3.6           Material Contracts.  Neither the Company or any Subsidiary is in material default under any Material Contract, nor, to the knowledge of the Company, is any other party to any such Material Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the Company or any Subsidiary or any other party thereunder under any Material Contract.  “Material Contract” shall mean, any contract of the Company or any Subsidiary that (i) is or would be required to be filed by the Company as a “material contract” with the SEC pursuant to Item 601(b)(10) of Regulation S-K or disclosed by the Company on Form 8-K, (ii) relates to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, (iii) relates to the incurrence of indebtedness for borrowed money in the principal amount of $100,000 or more, or to mortgaging, pledging or otherwise placing a lien on any material portion of the assets of the Company and its Subsidiaries, (iv) guarantees any obligation of an unrelated third party for borrowed money in excess of $100,000, (v) grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or business of the Company and its Subsidiaries, or (vi) involves the purchase or sale of assets outside the ordinary course of business or relates to an acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations (including payment, indemnification, purchase price adjustment, “earn-out” or other obligations) of the Company or any of its Subsidiaries that are still in effect.

3.7           No Conflict.  The execution, delivery and performance of this Agreement, including, without limitation, the issuance of the Convertible Notes or the Units by the Company and the consummation by the Company of the transactions contemplated hereby and thereby does not and will not (i) result in a violation of the Company’s certificate of incorporation (including, without limitation, any certificates of designations contained therein) or other organizational documents of the Company or any of its Subsidiaries, any capital stock of the Company, or the Company’s or any Subsidiaries bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement (including any Material Contract), indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations and the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and including all applicable federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations do not or could not reasonably be expected to have a Material Adverse Effect.

3.8           Consents.  Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any court, arbitrational tribunal, administrative agency or commission or other governmental or self regulatory authority or agency (including, without limitation, FINRA and the SEC) (each of the foregoing is hereafter referred to as a “Governmental Entity”) or any other person (any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity, a “Person”) or entity in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement, in each case, in accordance with the terms hereof or thereof, except (i) a filing pursuant to NASD Membership and Registration Rule 1017 with FINRA and approval thereof by FINRA, (ii) a Form D with the SEC and (iii) blue sky filings in various states.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain at or prior to the applicable Debt Closing or the Equity Closing have been obtained or effected on or prior to the applicable Debt Closing Date or the Equity Closing Date, as applicable, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated hereby, except to the extent failure to obtain such consents do not or could not reasonably be expected to have a Material Adverse Effect.

3.9           No Integrated Offering.  None of the Company, its Subsidiaries or any of their affiliates, nor any Person or entity acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offer and sale of the Convertible Notes or the Units to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of FINRA.  None of the Company, its Subsidiaries, their affiliates nor any Person or entity acting on their behalf has taken nor will they take any action or steps that would cause the offer and sale of the Convertible Notes or any of the Units to be integrated with other offerings of securities of the Company by the Company or any other Person or entity.  The offer and sale of the Convertible Notes and the Units is not and will not be integrated with other offerings of securities of the Company by the Company or any other Person or entity.

3.10           Application of Takeover Protections. Other than the staggered board provisions contained in the Company’s bylaws and power and authority to issue ‘blank check’ preferred stock, the Company and its board of directors (the “Board”) have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation, bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Purchaser as a result of the transactions contemplated by this Agreement.

3.11           SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

3.12           Absence of Certain Changes.  Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects (to the extent disclosed in the SEC Documents) of the Company or any of its Subsidiaries.  Except as set forth in the SEC Documents, since the date of the Company’s most recent audited financial statements contained in a Form 10-K, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any material capital expenditures, individually or in the aggregate.  Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any actual knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Debt Closing or the Equity Closing will not be, Insolvent (as defined below).  For purposes of this Section 3.12, “Insolvent” means, (a) with respect to the Company and its Subsidiaries, on a consolidated basis, (i) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (ii) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (b) with respect to the Company and each Subsidiary, individually, (i) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (ii) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature.  Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital.

3.13           No Undisclosed Events, Liabilities, Developments or Circumstances.  Except as described in Schedule 3.13, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects (to the extent disclosed in the SEC Documents), operations (including results thereof) or condition (financial or otherwise) that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its securities and which has not been publicly announced, (ii) could have a material adverse effect on any Purchaser’s investment hereunder or (iii) could have a Material Adverse Effect.

3.14           Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its certificate of incorporation, bylaws, any certificate of designation, or preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries, respectively.  Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect.  The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities (including, without limitation, FINRA) necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, which if so initiated and adjudicated against the Company would be reasonably expected to have a Material Adverse Effect.  None of the Subsidiaries has received any notice of termination from one of their respective clearing brokers regarding such Subsidiaries’ relationship with such clearing broker.

3.15           Foreign Corrupt Practices.  Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person or entity acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.16           Sarbanes-Oxley Act. The Company and each Subsidiary is in compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

3.17           Transactions With Affiliates.  Except with respect to Purchaser, none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other Person or entity in which any such officer, director or employee has a substantial interest or is an employee, officer, director, trustee or partner.

3.18           Capitalization.

(a)           The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock par value $0.02 and 10,000,000 shares of preferred stock, par value $0.01 (the “Preferred Stock”).  As of the date hereof, there are 26,100,151 shares of Common Stock issued and outstanding, 34,167 shares of Series C Preferred Stock issued and outstanding, 60,000 shares of Series D Preferred Stock issued and outstanding, 0 shares of Common Stock are held by the Company as treasury stock and 0 shares of Preferred Stock are held by the Company as treasury stock.  All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  All of the outstanding shares of Common Stock and Preferred Stock are owned of record by the holders or in street name and in the respective amounts as are set forth on Schedule 3.18(a).

(b)           Schedule 3.18(b) sets forth the holders of options to purchase shares of Common Stock (“Company Options”) and the respective number of shares of Common Stock subject to each outstanding Company Option, and the applicable exercise price, expiration date and vesting date.  Except as set forth on Schedule 3.18(b), there is no existing option, warrant, call, right or Contract to which any Selling Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.  Except as set forth in Schedule 3.18(b), there are no obligations, contingent or otherwise, of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  Except as set forth on Schedule 3.18(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of the Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company of the Subsidiaries may vote.  There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary or any Selling Stockholder is a party or is bound with respect to the voting or consent of any shares of Common Stock or the equity interests of any Subsidiary.

3.19           Absence of Litigation. Except as described in Schedule 3.19, there is no action, suit, claim (including counterclaim), proceeding, inquiry or investigation by any Person or entity (a “Legal Proceeding”) or before any Governmental Entity pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective officers or directors which individually or in the aggregate has or would reasonable be expected to have a Material Adverse Effect.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC or FINRA involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is subject to any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body (an “Order”), and neither the Company nor any Subsidiary is in breach or violation of any Order.   Neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending, or, to the knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or the transactions contemplated hereby or thereby.

3.20           Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.21           Subsidiary Rights.  The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

3.22           Tax Status.  Each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim.

3.23           Internal Accounting and Disclosure Controls.  Each of the Company and its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant or other Person or entity relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries.

3.24           Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.

3.25           Investment Company Status.  The Company is not, and upon consummation of the sale of the Convertible Notes and the Units will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.26           Money Laundering.  The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

3.27           Management. During the past five year period, no current director or executive officer of the Company or any of its Subsidiaries has been the subject of:

(a)           a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person or entity, or any partnership in which such Person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such Person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(b)           a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(c)           any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such Person from, or otherwise limiting, the following activities:

(i)           Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the United States Commodity Futures Trading Commission or an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)           Engaging in any type of business practice; or

(iii)           Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(d)           any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than 60 days the right of any such Person to engage in any activity described in the preceding sub paragraph, or to be associated with Persons engaged in any such activity;

(e)           a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(f)           a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

4.                      Representations of Purchaser.  Purchaser represents and warrants to the Company as follows:

4.1           Existence and Power.  Purchaser (a) is duly organized and validly existing and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

4.2           Authorization; No Contravention.  The execution delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby, (a) have been duly authorized by all necessary action, (b) do not contravene the terms of Purchaser’s organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any lien under, any material contractual obligation of Purchaser or any requirement of law applicable to Purchaser, and (d) do not violate any orders of any Governmental Entity against, or binding upon, Purchaser.

4.3           Disclosure of Information.  Purchaser acknowledges that it has received all the information that it has requested relating to the Company and the purchase of the Units.  Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Units.

4.4           Binding Effect.  This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to granting a decree ordering specific performance or other equitable remedies.

4.5           Purchase for Own Account.  The Convertible Notes and the Units hereby acquired by Purchaser pursuant to this Agreement are being acquired for Purchaser’s own account and with no intention of distributing or reselling such securities in any transaction that would be in violation of the securities laws of the United States of America or any state, without prejudice.  If Purchaser should in the future decide to dispose of the Convertible Notes or any of the Units, Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.  Purchaser agrees to the imprinting, so long as required by law, of legends on the Convertible Notes, the certificates representing the Series E Preferred Stock and Warrants, and, upon conversion, on the Conversion Shares and Warrant Shares, as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

4.6           Restricted Securities.  Purchaser understands the Convertible Note, the Units, the Series E Preferred Stock, Warrants and the shares of Common Stock underlying the Series E Preferred Stock and Warrants will not be registered at the time of their issuance under the Securities Act since they are being acquired from the Company in a transaction exempt from the registration requirements of the Securities Act and that the reliance of the Company on such exemption is predicated in part on Purchaser’s representations set forth herein.

4.7           Investment Representations.  Purchaser (i) has such knowledge and experience in financial and business affairs that it is capable of evaluating the merits and risks involved in purchasing the Units, (ii) is able to bear the economic risks involving in purchasing the Units, (iii) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (iv) has had the opportunity to ask questions of, and receive answers from, Company and Persons acting on Company’s behalf concerning Company’s business, management, and financial affairs and the terms and conditions of the Units.

4.8           Brokers.  There is no broker, investment banker, financial advisor, finder or other Person who has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.9           Short Sales and Confidentiality Prior to the Date Hereof.  Other than the transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, executed any disposition, including short sales, in the securities of the Company during the period commencing from the time that the Purchaser first received an indication of interest (written or oral) from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof.  Other than to other Persons party to this Agreement or as consented to by the Company, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

4.10           Money Laundering.  The Purchaser and each Person owning directly at least 25% of the equity interests in the Purchaser are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

5.                      Conditions to Closing of Purchaser.  The obligations of Purchaser to purchase the Convertible Notes being purchased at the First Debt Closing or Second Debt Closing are subject to the fulfillment at or before the First Debt Closing and Second Debt Closing, as applicable, of the following conditions precedent, any one or more of which may be waived in whole or in part by Purchaser, which waiver will be at the sole discretion of Purchaser:

5.1           Representations and Warranties.  The representations and warranties made by the Company in this Agreement will have been true and correct in all respects as of the date when made and as of the applicable Debt Closing Date, except for the representations and warranties that are expressly made as of a particular date (which will remain true and correct as of such date).

5.2           Agreements.  All agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the applicable Debt Closing will have been performed or complied with by the Company prior to or at the applicable Debt Closing.

5.3           Consents, Etc.

(a)           The Company will have secured and delivered to Purchaser all consents and authorizations that will be necessary or required lawfully to consummate this Agreement and to issue the Convertible Note to be purchased by Purchaser at the applicable Debt Closing, other than any consents or authorizations required by FINRA, which shall only be required in connection with the Equity Closing.

(b)           The Company will have secured and delivered to Purchaser all necessary consents and authorizations from the holders of Series C Preferred Shares and the Series D Preferred Shares of the Company to enter into this Agreement, and consummate the transactions contemplated by this Agreement solely in connection with the applicable Debt Closing.

5.4           Delivery of Documents.  All of the documents to be delivered by the Company pursuant to Section 2.3 will be in a form and substance reasonably satisfactory to Purchaser and its counsel, and will have been executed and delivered to Purchaser by each of the other parties thereto.

5.5           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement solely in connection with the applicable Debt Closing and all documents and instruments incident to such transactions will be in a form and substance reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel will have received all such counterpart originals or certified or other copies of such documents as Purchaser or its counsel may reasonably request.

5.6           Board Appointments.  The Company shall have taken all corporate actions necessary to constitute the Company’s Board and any committees of the Board as set forth in accordance with Section 7.6 of this Agreement, including, without limitation, (i) increasing the size of the Board to nine (9) individuals, (ii) appointing the Series E Representatives and (iii) procuring the resignation of Michael S. Weiss, Paul S. Coviello and Jorge A. Ortega.

5.7           Broker-Dealer Matters.  Neither the Company nor any of its Affiliates or Subsidiaries has received any oral or written notice from the SEC, FINRA or any state securities regulatory authority of any pending or threatened action or proceeding relating to the revocation or modification of any registration or qualification of the Company’s broker-dealer Subsidiaries as broker-dealers.  Neither the Company nor any of its Affiliates or Subsidiaries has received any oral or written notice from any of their clearing brokers of any pending or threatened revocation, modification or cancellation of their clearing relationship with the Company’s broker-dealer Subsidiaries.

5.8           Certain Indebtedness.  Any indebtedness of the Company held by St. Cloud as of the date hereof, including, for the avoidance of doubt, the March St. Cloud Note and the June St. Cloud Note, shall, as of immediately prior to the First Debt Closing Date and Second Debt Closing Date, as applicable (to the extent still outstanding, including as modified in any manner, substituted or otherwise replaced by any newly issued indebtedness) be held by St. Cloud; provided, however that with respect to the Second Debt Closing Date, if the March St. Cloud Note shall have been paid off prior to the Second Debt Closing Date, only the June St. Cloud Note shall be held by St. Cloud..

5.9           Board Composition.  Upon repayment of the March St. Cloud Note in accordance with Section 1.4 and effective as of the First Debt Closing, the Company shall have appointed a director to the Board in accordance with the first proviso in Section 9.5(a)(i)(C), which director shall be reasonably acceptable to Purchaser.

6.                      Conditions to Debt Closings of the Company.  The Company’s obligations to sell and issue the Convertible Notes at the First and Second Debt Closings are subject to the fulfillment at or before the applicable Debt Closings of the following conditions (as applicable), which conditions may be waived in whole or in part by the Company, and which waiver will be at the sole discretion of the Company:

6.1           Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement will have been true and correct in all respects as of the date when made and as of the First Debt Closing Date and the Second Debt Closing Date, except for the representations and warranties that are expressly made as of a particular date (which will remain true and correct as of such date).

(a)           Agreements.  All agreements, and conditions contained in this Agreement to be performed or complied with by Purchaser prior to the First Debt Closing or Second Debt Closing, as applicable, will have been performed or complied with by the Company prior to or at the First Debt Closing or Second Debt Closing, as applicable.

(b)           Payment of Debt Purchase Price.  Purchaser will have tendered (either directly or through a designated escrow agent) the First Debt Purchase Price in exchange for the $3,300,000 Convertible Note being issued hereunder or the Second Debt Purchase Price in exchange for the $700,000 Convertible Note being issued hereunder, as applicable.

7.                      Conditions to Equity Closing of Purchaser.  The obligations of Purchaser to purchase the Units (including, if applicable, the Conversion Units) being purchased at the Equity Closing are subject to the fulfillment at or before the Equity Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by Purchaser, which waiver will be at the sole discretion of Purchaser:

7.1           Representations and Warranties.  The representations and warranties made by the Company in this Agreement will have been true and correct in all respects as of the date when made and as of the Equity Closing Date, except for the representations and warranties that are expressly made as of a particular date (which will remain true and correct as of such date).

7.2           Agreements.  All agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Equity Closing will have been performed or complied with by the Company prior to or at the Equity Closing.

7.3           Consents, Etc.

(a)           The Company will have secured and delivered to Purchaser all consents and authorizations that will be necessary or required lawfully to consummate this Agreement and to issue the Units (including, if applicable, the Conversion Units) to be purchased by Purchaser at the Equity Closing, including, without limitation any consents or authorizations required by FINRA, that shall be specifically required in connection with the Equity Closing.

(b)           The Company will have secured and delivered to Purchaser all necessary consents and authorizations from the holders of Series C Preferred Shares and Series D Preferred Shares of the Company and St. Cloud to consummate the transactions contemplated by this Agreement and the issuance of the Equity Units, including, without limitation (i) the conditions to the Debt Closing set forth in Section 5 and (ii) with respect to St. Cloud, (a) confirmation that the rights of St. Cloud set forth in Sections 7.7 and 7.8 of the March St. Cloud SPA shall terminate and be of no further force and effect upon full repayment by the Company of the March St. Cloud Note, (b) a waiver of the rights of first offer of St. Cloud set forth in each of Section 7.9 of the March St. Cloud SPA and Section 7.9 of the June St. Cloud SPA with respect to the transactions contemplated by this Agreement and (c) confirmation by St. Cloud of the provisions set forth in Section 9.5(a)(i)(C).

7.4           Delivery of Documents.  To the extent not previously received by Purchaser, the Company shall deliver to Purchaser, evidence reasonably satisfactory to Purchaser, in its sole discretion, effecting the dissolution of the OPN Joint Venture (as defined below).

7.5           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions will be in a form and substance reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel will have received all such counterpart originals or certified or other copies of such documents as Purchaser or its counsel may reasonably request.

7.6           Board Appointments.  Except with the prior written consent of the Purchaser, the Company shall not have taken any corporate actions since the Debt Closing to reconstitute the Board and any committees of the Board in a manner other than as set forth in Section 9.5 of this Agreement.

7.7           Certificate of Designation. The Certificate of Designation shall have been filed with and received by the Secretary of State of the State of Delaware.

7.8           Broker-Dealer Matters.  Neither the Company nor any of its Affiliates or Subsidiaries has received any oral or written notice from the SEC, FINRA or any state securities regulatory authority of any pending or threatened action or proceeding relating to the revocation or modification of any registration or qualification of the Company’s broker-dealer Subsidiaries as broker-dealers.  Neither the Company nor any of its Affiliates or Subsidiaries has received any oral or written notice from any of their clearing brokers of any pending or threatened revocation, modification or cancellation of their clearing relationship with the Company’s broker-dealer Subsidiaries.

7.9           Litigation.  No Legal Proceeding shall have been instituted or threatened before a court or other Governmental Entity to restrain or prohibit or materially delay any of the transactions contemplated hereby, and the Company shall have delivered to Purchaser a certificate from the Secretary of the Company, dated the Equity Closing Date, to such effect.  No law or Order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

7.10           Certain Indebtedness.  Any indebtedness of the Company held by St. Cloud as of the date hereof, including, for the avoidance of doubt, the March St. Cloud Note and the June St. Cloud Note, shall, as of immediately prior to the Equity Closing Date (to the extent still outstanding, including as modified in any manner, substituted or otherwise replaced by any newly issued indebtedness) be held by St. Cloud.

8.                      Conditions to Equity Closing of the Company.  The Company’s obligations to sell and issue the Units (including, if applicable, the Conversion Units) at the Equity Closing are subject to the fulfillment at or before the Equity Closing of the following conditions, which conditions may be waived in whole or in part by the Company, and which waiver will be at the sole discretion of the Company:

8.1           Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement will have been true and correct in all respects as of the date when made and as of the Equity Closing Date, except for the representations and warranties that are expressly made as of a particular date (which will remain true and correct as of such date).

8.2           Agreements.  All agreements, and conditions contained in this Agreement to be performed or complied with by Purchaser prior to the Equity Closing will have been performed or complied with by the Company prior to or at the Equity Closing.

8.3           Payment of Equity Purchase Price.  Purchaser will have tendered (either directly or through a designated escrow agent) the Equity Purchase Price in exchange for the Equity Units being issued hereunder.

9.                      Covenants and Agreements of the Parties.

9.1           Reservation of Common Stock.  The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Shares and the exercise of the Warrants, such number of shares of Common Stock as will from time to time equal the number of shares sufficient to permit the issuance of the shares of Common Stock underlying the Shares and the Warrants pursuant to the terms thereof.

9.2           Co-Sale Rights.

(a)           Certain Definitions:

“Counter Party” shall mean a bona fide third party engaging in a Triggering Transaction with the Company during the Participation Period.

“Participation Period” shall mean the period commencing from the date of this Agreement and ending on the day that is nine months from the Equity Closing Date.

“Triggering Transaction” shall mean a bona fide equity or equity linked capital raising transaction by the Company with a Counter Party in which $3 million or more is invested into the Company, either in one or a series of related transactions.

(b)           From and after the date hereof through the expiration of the Participation Period, if the Company seeks to effectuate a Triggering Transaction, then no less than twenty (20) days prior to the anticipated date of the closing of the Triggering Transaction (the “Co-Sale Closing Date”), the Company will provide written notice to Purchaser (a “Co-Sale Notice”).  Pursuant to the Co-Sale Notice, Purchaser will have the right (but not the obligation) to require the Counter Party to purchase, for cash, shares of Series E Preferred Stock (or to the extent previously converted, the Conversion Shares) then owned by Purchaser up to the number of shares covered by the Triggering Transaction (the “Participation Securities”). Upon the proper delivery of the Co-Sale Notice in accordance with subsection (c) below, if Purchaser so elects, Purchaser will be obligated to sell to the Counter Party, and the Counter Party will be obligated to purchase from Purchaser, all of the Participation Securities held by Purchaser in accordance with the provisions set forth in this Section 9.2 (the “Co-Sale Right”).  The Company covenants and agrees that as a condition to the consummation of the Triggering Transaction, the Company will require the Counter Party to abide by the provisions of this Section 9.2.

(c)           In order to exercise the Co-Sale Right, Purchaser will deliver a written notice indicating Purchaser’s election to sell the Participation Securities (“Co-Sale Notice”) to the Company, which will be delivered to the Company at least five (5) days prior to the Co-Sale Closing Date.  Upon receipt of such Co-Sale Notice, the Company will promptly, but in any event within two (2) days thereafter, deliver to the Counter Party written notice (the “Counter Party Notice”) indicating that the Co-Sale Right has been exercised and setting forth the per share consideration as contemplated by the Triggering Transaction applicable to Purchaser.

(d)           The purchase of the Participation Securities will take place at a single closing at the offices of the Company on the Co-Sale Closing Date or such other date agreed to in writing by the Company and the Purchaser.  At the closing, Purchaser will deliver to the Counter Party the certificate(s) evidencing the Participation Securities, a duly executed stock power, medallion guaranteed (if required) and an applicable instrument acknowledging the purchase of such Participation Securities by the Counter Party, which will include a certification that Purchaser has good and marketable title to such Participation Securities, free and clear of all liens, claims and encumbrances and the Counter Party will pay to Purchaser the same per-share consideration as contemplated by the Triggering Transaction for Purchaser’s Participation Securities in cash.

(e)           If (A) Purchaser declines the opportunity to exercise the Co-Sale Right or (B) Purchaser fails to timely deliver a Co-Sale Notice to the Company, then the Co-Sale Right with respect to Purchaser will irrevocably expire and be of no further force and effect, provided, however, that if the proposed Triggering Transaction is not consummated, then the Co-Sale Rights will once again be reinstated for Purchaser.

9.3           Confidentiality.  Each party to this Agreement shall hold, and shall cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors.

9.4           Conduct of the Business.  Prior to the earlier of the Equity Closing Date and the termination of this Agreement, the Company shall, and, shall cause each Subsidiary of the Company to: (a) use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Subsidiary’s business (including its relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it); provided, that nothing in this clause (a) shall limit or require any actions that the Board may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity, (b) if the Company shall (1) declare or pay any dividend or distribution (other than ordinary cash dividends consistent with past practices) on any shares of Company capital stock, or (2) take any action that would require any adjustment to be made under the terms of the Units as if such Units were issued on the date of this Agreement, make appropriate adjustments with respect to the Purchaser such that the Purchaser shall receive the benefit of such transaction as if the Equity Units to be issued to the Purchaser at the Equity Closing had been outstanding as of the date of such action and (c) to the extent reasonably practicable, shall consult with the Purchaser prior to taking any material actions outside of the ordinary course of business.

9.5           Board of Directors; Board Committees.

(a)           (1) Beginning as of the First Debt Closing Date and continuing until the Equity Closing Date, for so long as any principal remains outstanding under the Convertible Note and, (2) beginning as of the Equity Closing Date, for so long as (A) at least 100,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of the Series E Preferred Stock are outstanding or (B) Purchaser holds an amount of capital stock of the Company equal to at least 30% of the original number of Conversion Shares purchased pursuant to this Agreement, subject to applicable law and the Board’s fiduciary duty to its shareholders:

(i)           the Board shall take such corporate actions as necessary (i) to fix the number of directors of the Board at nine (9) (or such greater number approved by Purchaser), and (ii) to elect and thereafter to continue in office as a director of the Company the following:

(A)
four (4) directors nominated by the stockholders of Series E Preferred Stock (collectively, the “Series E Representatives”), and the Company undertake to include such nominee in its proxy statement for the first annual meeting of the Company following the Debt Closing; provided, that one (1) of the Series E Representatives shall, at all times, be designated as the non-executive chairman and three (3) of the Series E Representatives must be Independent); provided further, that the initial Series E Representatives shall be Robert B. Fagenson, Mark D. Klein, Bryant R. Riley and one director to be specified by Purchaser at a later date;

(B)
the then current Chief Executive Officer of the Company and the then current President of the Company; provided, however, that if Michael Weiss has not resigned from the Board by April 14, 2012, the Chief Executive Officer of the Company will resign from the Board;

(C)
as long as required by the March St. Cloud SPA and the June St. Cloud SPA, two (2) directors nominated by St. Cloud (collectively, the “St. Cloud Representatives”); provided, that at such time as St. Cloud has a contractual right pursuant to the St. Cloud Agreements to nominate only one (1) director, the nominating and governance committee shall nominate and approve one (1) director and St. Cloud shall nominate one (1) director at such time; provided further that at such time as St. Cloud no longer has a contractual right pursuant to the March St. Cloud SPA and the June St. Cloud SPA to nominate a director, the nominating and governance committee shall instead nominate and approve two (2) directors, at least one of which shall be Independent; provided further that for the avoidance of doubt, St. Cloud shall have the contractual right pursuant to the March St. Cloud SPA and the June St. Cloud SPA to nominate only one (1) director at such time as all indebtedness under any one of the March St. Cloud Note or the June St. Cloud Note has been paid in full by the Company and at such time as there is no outstanding indebtedness held by St. Cloud and its affiliates (or any successor in interest to such indebtedness) pursuant to the March St. Cloud Note or the June St. Cloud Note (the “St. Cloud Debt”), St. Cloud (or any successor in interest) shall have no contractual rights pursuant to the March St. Cloud SPA, the June St. Cloud SPA or this Agreement to nominate directors and such directors shall instead be nominated by the nominating and governance committee.

(D)
Michael Weiss; provided however, that from and after the Second Debt Closing Date, Mr. Weiss will be replaced by one (1) Independent director nominated by the holders of a majority of the then outstanding Series C Preferred Stock (the “Series C Representative”).

For purposes of this Agreement, “Independent” shall mean, with respect to a director, that such director, in the reasonable opinion of the Board, would meet the standards to be an “Independent Director” as defined by Section 5605(a)(2) and IM-5605 of the Nasdaq Listing Rules and interpretative materials or any successor provisions.

(ii)           If at any time the number of directors on the Board is increased to a number greater than nine (9) (which shall require the consent of the holders of a majority of the Series E Preferred Stock, the “Majority Holders”), any vacancies on the Board created by such expansion shall be filled by the nominating and governance committee.  No Series E Representative may be removed (other than for cause) without the consent of the Majority Holders, provided, that in the event of a determination by the Board to remove a director, the Board shall take all action as may be necessary or appropriate, to effect the removal of such director.

(iii)           The compensation committee, the audit committee, the nominating and corporate governance committee, and the Operating Committee (the “Approved Committees”) of the Board shall be composed so that the representation thereon by Purchaser shall be in the same proportion, as nearly as may be possible (subject to any requirements under applicable law and waiver by Purchaser), as the representation of such directors on the Board; provided, however, that no employee of the Company shall sit on the audit or compensation committee and provided further that the nominating and governance committee shall consist of one Independent Series E Representative and the Series C Representative and provided further that the Operating Committee (as defined below) shall be subject to the terms set forth in Section 9.5(a)(iv) below. The Board shall approve the appointment of individuals to the board of directors or board of managers of each Subsidiary of the Company and to the Approved Committees of each Subsidiary’s board of directors or board of managers, as applicable.

(iv)           The Board shall create a committee (which shall not be deemed to be a committee of the Board) (the “Operating Committee”) to be comprised of members of management (who may be, but need not be, members of the Board) and/or members of the Board, which shall initially be comprised of the then current Chief Executive Officer of the Company, the then current President of the Company and a Series E Representative, who shall initially be Robert Fagenson, each to serve at the will of Board.    The Board shall have the power at any time to increase or decrease the number of members of the Operating Committee (but in no event to less than three (3)), to fill vacancies thereon, to remove any member thereof, and to change the functions or terminate the existence thereof.  During the intervals between meetings of the Board, and subject to such limitations as may be required by law or by resolution of the Board, the Operating Committee shall have and may exercise authority over the operations of the Company.  The Operating Committee may also from time to time formulate and recommend to the Board for approval general policies regarding the management of the operations of the Company.

(v)           The Company shall take all corporate actions as necessary to eliminate any committee other than the Approved Committees and to form any Approved Committees not currently constituted and requiring formation.

9.6           Corporate Finance Committee Designee.  As long as the 50:50 joint venture arrangement between the Company and Opus Point Partners LLC (the “OPN Joint Venture”) is not dissolved in a manner satisfactory to Purchaser, the Company shall cause National Securities Corporation (“National Securities”) to appoint Robert Fagenson, or such other Person as directed by the holders of a majority of the Series E Preferred Stock from time to time, to the Corporate Finance Commitment Committee of National Securities (the “CFC Designee”).  All decisions to approve the private or public placement through National Securities of any investment banking transaction (“Restricted Actions”) originating from the OPN Joint Venture shall be subject to the consent of the CFC Designee in his sole discretion.  For the avoidance of doubt, any Restricted Actions requiring the consent of the Company or National Securities in connection with the OPN Joint Venture shall be approved by the CFC Designee and, if taken by the OPN Joint Venture without such approval, shall be null and void.

9.7           Movement of Funds.  Without the prior written consent of the Board, (i) the Company shall not transfer funds, including, without limitation, regulatory net capital (“Restricted Funds”), except for payments of allocations of expenses in the ordinary course of business, to any Subsidiary and (ii) no Subsidiary shall transfer Restricted Funds to another Subsidiary, if such transfer of Restricted Funds is effected to satisfy capital requirements for the party receiving such Restricted Funds except for payments of allocations of expenses in the ordinary course of business.  Any such transfers of Restricted Funds approved by the Board shall be appropriately recorded on the books and records of the parties to such transfer of Restricted Funds in accordance with applicable Laws.

9.8           Alternative Proposals; Superior Proposals.

(a)           Certain Definitions:

“Alternative Proposal” shall mean (A) a bona fide proposal or offer for the acquisition, including by way of a tender offer, exchange offer, merger, consolidation, other business combination or other similar transaction, of (1) an equity interest representing a 10% or greater interest of the Common Stock (including Common Stock issuable upon conversion or exercise of any other security of the Company) of the Company then outstanding, or (2) direct or indirect acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries then outstanding, (B) a transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 10% or more of the voting power of the Company, or (C) any combination of the foregoing.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors, financing sources and other representatives of such Person.

“Superior Proposal” shall mean a bona fide Alternative Proposal that the Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, (i) to be more favorable to the stockholders of the Company taking into account the various legal, financial and regulatory aspects of the proposal including the financing terms thereof, and the anticipated timing for consummating such transactions and (ii) is reasonably likely to be consummated.

(b)           From and after the date hereof until the earlier of the Equity Closing Date and termination of this Agreement in accordance with its terms, in the event the Company and/or the Board receives, or participates in, any solicitation, offer, notice, initiation of discussions or negotiations, from or with any third party in respect of any Alternative Proposal or any such solicitation, offer, notice discussions or negotiations which are reasonably likely to lead to an Alternative Proposal, the Company shall immediately, and in any event not later than one (1) Business Day, following such event, notify and disclose to Purchaser the substance of all communications in connection with such Alternative Proposal and deliver to Purchaser copies of any documents exchanged or used in connection with such Alternative Proposal.  If the Board determines in good faith, after consultation with outside counsel and its financial advisor, that a bona fide Alternative Proposal received prior to the Equity Closing Date by the Company constitutes, or could reasonably be expected to result in, a Superior Proposal, then, for a period of fifteen days after such determination, the Board may allow the Company or any of its Representatives to negotiate the terms of such Alternative Proposal and the Company’s obligations under the preceding sentence to notify and disclose to Purchaser the substance of any communications or to deliver copies of documents in connection with such Alternative Proposal shall not apply.  If at the end of such fifteen-day negotiation period, the Board determines in good faith, after consultation with outside counsel and its financial advisor, that  the failure to take any of the following actions could be inconsistent with the directors’ fiduciary duties under applicable Law, the Board may (A) allow the Company to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (x) constituting a Superior Proposal or (y) requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; or (B) effect any transaction contemplated by any Superior Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement in accordance with its terms.  Notwithstanding anything in this Section 9.8(b) to the contrary, in the event the Board of Directors, during the fifteen-day period described above this clause (b), decides to take the actions described in clauses (A), (B) or (C) above in respect of a Superior Proposal, it may only take such actions if:

(i)           the Company shall have provided prior written notice to Purchaser, at least four calendar days in advance, of its or the Board’s intention to take such actions, which notice shall specify the material terms of the Alternative Proposal received by the Company that constitutes, or could reasonably be expected to result in, a Superior Proposal;

(ii)           after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) during such four calendar day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company or the Board not to take such actions;

(iii)           the Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Purchaser by 5:00 PM Eastern Time on the fourth day of such four day calendar day period in a manner that would form a binding contract if accepted by the Company and shall have determined that the Alternative Proposal received by the Company would continue to constitute, or would reasonably be expected to result in, a Superior Proposal if such changes offered in writing by Purchaser were given effect;

(iv)           if the offer price of the Alternative Proposal is raised or the material terms thereof are modified, the Company shall provide prior written notice to Purchaser at least two calendar days in advance of its or the Board’s intention to accept such revised terms, which notice shall specify the material terms of the revised terms of the Superior Proposal; and

(v)           after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) during such two calendar day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company or the Board not to take such actions.

(c)           Nothing contained in this Section 9.8 will prohibit the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) from making any other disclosure to the stockholders of the Company if, in the good faith judgment of the Board (after consultation with outside legal counsel), failure to make such disclosure would be inconsistent with its obligations under applicable law.

9.9           Use of Proceeds.  The Company shall use the proceeds from the consummation of the transactions contemplated by this Agreement for the satisfaction of the St. Cloud Debt, to the extent any amounts are outstanding as of the Equity Closing Date, and for general corporate purposes.

9.10           Conversion of Series E Preferred Stock.  The Company and the Purchaser shall continue to negotiate in good faith regarding the conversion of the Series E Preferred Stock into Common Stock concurrent with the conversion of Series D Preferred Stock and Series C Stock into Common Stock; provided however that nothing in this Section 9.10 shall create any obligation to agree to, or otherwise convert the Series E Preferred Stock into Common Stock and each party hereto shall, in its sole discretion, have the right to cease negotiations regarding such conversion at any time.

10.                      Termination.

10.1           Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Debt Closing Date and the Equity Closing Date, as applicable:

(a)           by mutual agreement in writing of Purchaser and the Company; or

(b)           by any party if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, Order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, Order, decree or injunction or other action shall have become final and non-appealable; or

(c)           by the Company (if the Company is not then in breach of this Agreement in any material respect) pursuant to written notice to Purchaser, if Purchaser shall have breached in any material respect any of its representations or warranties or Purchaser fails to comply in any material respect with any of its covenants or agreements contained herein, which breach or failure to comply would give rise to the failure of a condition to the Debt Closing or the Equity Closing, in each case, only as applicable to such closing date hereunder (testing each such closing condition as it pertains to such breach as if the date of termination were the applicable closing date), and such breach or failure to comply is not cured within 30 days of the Company delivering written notice to Purchaser of such breach or failure to comply; or

(d)           by Purchaser (if Purchaser is not then in breach of this Agreement in any material respect), pursuant to written notice to the Company, if the Company shall have breached in any material respect any of its representations or warranties or if the Company fails to comply in any material respect with any of its covenants or agreements contained herein, which breach or failure to comply would give rise to the failure of a condition to the Debt Closing or the Equity Closing, in each case, only as applicable to such closing date hereunder (testing each such closing condition as it pertains to such breach as if the date of termination were the applicable closing date), and such breach or failure to comply is not cured within 30 days of Purchaser delivering written notice to the Company of such breach or failure to comply; or

(e)           by the Company if the Debt Closing does not occur on or before the date that is thirty (30) days from the date hereof (the “First Drop Dead Date”), unless the failure of the Debt Closing to occur by the First Drop Dead Date shall be due to the action or failure to act of the Company, which action or failure to act constitutes a breach of this Agreement; or

(f)           by Purchaser if the Debt Closing does not occur on or before the First Drop Dead Date, unless the failure of the Debt Closing to occur by the First Drop Dead Date shall be due to the action or failure to act of Purchaser, which action or failure to act constitutes a breach of this Agreement; or

(g)           by the Company if the Equity Closing does not occur on or before the date that is six (6) months from the date hereof (the “Second Drop Dead Date”), unless the failure of the Equity Closing to occur by the Second Drop Dead Date shall be due to the action or failure to act of the Company, which action or failure to act constitutes a breach of this Agreement; or

(h)           by Purchaser if the Equity Closing does not occur on or before the Second Drop Dead Date, unless the failure of the Equity Closing to occur by the Second Drop Dead Date shall be due to the action or failure to act of Purchaser, which action or failure to act constitutes a breach of this Agreement.

In the event of the termination of this Agreement in accordance with this Section 10.1, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to any other party hereto or their respective Affiliates, directors, officers or employees, other than liability for (i) fraud or (ii) any breach of its covenants and agreements under this Agreement occurring prior to such termination.  For the avoidance of doubt, a termination that occurs after the Debt Closing shall not affect the validity and effectiveness of such Debt Closing.  The provisions of Article 10 (including the related definitions) shall survive any termination of this Agreement.

11.                      Miscellaneous.

11.1           Indemnification.

(a)           Subject to the provisions of Section 11.6 below, in consideration of Purchaser’s execution and delivery of this Agreement and acquiring the Units and in addition to all of the Company’s other obligations hereunder and under the Units, the Company will defend, protect, indemnify and hold harmless Purchaser and all of its respective stockholders, partners, members, officers, directors, employees, heirs, successors and assigns, and any agents or other representatives of any of the foregoing (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or the Units or (ii) the status of Purchaser as a Purchaser in the Company pursuant to the transactions contemplated by this Agreement and the Units, except to the extent that Purchaser breached any of its representations and warranties contained in Section 4 hereof.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b)           Promptly after receipt by an Indemnitee under this Section 11.1 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Section 11.1, deliver to the Company a written notice of the commencement thereof, and the Company will have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the Company if: (i) the Company has agreed in writing to pay such fees and expenses; (ii) the Company will have failed promptly to assume the defense of such Indemnified Liability and to employ counsel reasonably satisfactory to such Indemnitee in any such Indemnified Liability; or (iii) the named parties to any such Indemnified Liability (including any impleaded parties) include both such Indemnitee and the Company, and such Indemnitee will have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnitee and the Company (in which case, if such Indemnitee notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, then the Company will not have the right to assume the defense thereof and such counsel will be at the expense of the Company); provided, further, that in the case of clause (iii) above the Company will not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnitee.  The Indemnitee will reasonably cooperate with the Company in connection with any negotiation or defense of any such action or Indemnified Liability by the Company and will furnish to the Company all information reasonably available to the Indemnitee which relates to such action or Indemnified Liability.  The Company will keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  The Company will not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the Company will not unreasonably withhold, delay or condition its consent.  The Company will not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liability or litigation, and such settlement will not include any admission as to fault on the part of the Indemnitee.  Following indemnification as provided for hereunder, the Company will be subrogated to all rights of the Indemnitee with respect to all third parties, firms or entities relating to the matter for which indemnification has been made.  The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action will not relieve the Company of any liability to the Indemnitee under this Section 11.1, except to the extent that the Company is materially and adversely prejudiced in its ability to defend such action.

(c)           The indemnification required by this Section 11.1 will be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(d)           The indemnity agreement contained herein will be in addition to (i) any cause of action or similar right of the Indemnitee against the Company or others, and (ii) any liabilities the Company may be subject to pursuant to the law.

11.2           Intentionally Omitted.

11.3           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

11.4           Remedies.  Purchaser will have all rights and remedies applicable to it which are set forth in this Agreement and in the Units and all rights and remedies which such parties have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  The Company acknowledges and agrees that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement or the Units, any remedy at law may prove to be inadequate relief to Purchaser. The Company therefore agrees that Purchaser will be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

11.5           Successors and Assigns.  This Agreement, and the rights and obligations of Purchaser hereunder, may be assigned by Purchaser to (a) any Person or entity to which the Units are transferred by Purchaser, or (b) to any Affiliated Party (as hereinafter defined), and, in each case, such transferee will be deemed a “Purchaser” for purposes of this Agreement; provided that such assignment of rights will be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.  The Company may not assign its rights under this Agreement.  For purposes of this Agreement, “Affiliated Party” will mean, with respect to any Purchaser, any Person or entity which, directly or indirectly, controls, is controlled by or is under common control with Purchaser, including, without limitation, any general partner, manager, officer or director of Purchaser and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, Purchaser.

11.6           Survival of Representations and Warranties; Survival.  All of the representations, warranties, covenants and agreements made herein will survive the execution and delivery of this Agreement for one (1) year from the Equity Closing Date.  Purchaser is entitled to rely, and the parties hereby acknowledge that Purchaser has so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Company contained herein, irrespective of any independent investigation made by Purchaser.  The Company is entitled to rely, and the parties hereby acknowledge that the Company has so relied, upon the truth, accuracy and completeness of each of the representations and warranties of Purchaser contained herein, irrespective of any independent investigation made by the Company.  Notwithstanding the first sentence of this Section 11.6, the provisions of Sections 7.6 and 9.1 of this Agreement shall continue in full force and effect so long as the Series E Preferred Stock is outstanding or Purchaser holds an amount of capital stock of the Company equal to at least 20% of the original number of Conversion Shares and Warrant Shares purchased pursuant to this Agreement.

11.7           Expenses.  Each party hereto will pay its own expenses relating to the transactions contemplated by this Agreement except that the Company will pay the reasonable fees and expenses of Purchaser not to exceed $50,000. Such expenses will be paid no later than the Equity Closing. Notwithstanding the foregoing, in the event Purchaser terminates this Agreement in accordance with Section 10.1, the Company shall promptly pay all reasonable out of pocket expenses incurred by Purchaser in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and any other costs and expenses whatsoever and howsoever incurred, provided that all amounts payable under this sentence shall not exceed $200,000.

11.8           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

11.9           Governing Law; Venue.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction and enforcement of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the Laws of the State of New York (without giving effect to any choice or conflict of Law provision or rules (whether of the State of New York or otherwise) that would cause the application of Laws of any other jurisdiction). Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof. Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.10           Notices.  All notices, requests, consents, and other communications under this Agreement will be in writing and will be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery or (iii) by facsimile transmission (with printed confirmation of receipt), in each case to the intended recipient as set forth below:

(a)           If to the Company, at 120 Broadway, 27th Floor, New York, NY 10271, Attention: Mark Goldwasser, CEO, Fax Number: (212) 417-8159, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy to Jay Israel, General Counsel, 120 Broadway, 27th Floor, New York, NY 10271, Fax Number: (212) 553-2385.

(b)           If to Purchaser, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by Purchaser to the other parties hereto, with a copy (which will not constitute notice) to Weil, Gotshal and Manges LLP, 100 Federal Street, Boston, MA 02110, Attention: Shayla Harlev, Esq., Fax Number: (617) 772-8333.

(c)           Any party may give any notice, request, consent or other communication under this Agreement using commercially reasonable means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication will be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 11.10.

11.11           Complete Agreement.  This Agreement (including its exhibits and schedules and any other agreement or instrument contemplated hereby) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

11.12           Amendments and Waivers.  This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Purchaser. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11.13           Pronouns.  Whenever the context may require, any pronouns used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns will include the plural, and vice versa.

11.14           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same document.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.15           Section Headings and References.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.  Any reference in this agreement to a particular section or subsection will refer to a section or subsection of this Agreement, unless specified otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By: /s/ Mark H. Goldwasser
Name: Mark H. Goldwasser
Title:   Chief Executive Officer

PURCHASER:

NATIONAL SECURITIES GROWTH PARTNERS LLC

By:  /s/ Robert B. Fagenson
Name: Robert B. Fagenson
Title:   President and Chief Executive Officer